U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Goldfrank, III, Lionel
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   (Last)                           (First)             (Middle)

1120 Fifth Avenue
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                                    (Street)

New York, NY  10128
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


Epigen, Inc.; Not Currently Trading
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

11/01
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5.   If Amendment, Date of Original (Month/Year)

09/00
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock                          06/24/99       P               10,000      A      10.00    254,185        D
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Common Stock                          06/28/00       P               64,185      A        .10
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Common Stock                          06/28/00       P               30,000      A       5.00
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Common Stock                          08/08/00       P               10,000      A      11.50
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Common Stock                          09/26/00       P               12,500      A      11.50
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Common Stock                          11/14/00       P        V      10,000      A      11.50
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Common Stock                          01/09/01       P        V      10,000      A      11.50
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Common Stock                          02/14/01       P        V      10,000      A      11.50
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Common Stock                          04/03/01       P        V      60,000      A       5.41
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Common Stock                          06/07/01       P        V      37,500      A       6.00
====================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
                    2.                                                                                     Deriv-    of
                    Conver-                   5.                                7.                         ative     Deriv-  11.
                    sion                      Number of                         Title and Amount           Secur-    ative   Nature
                    or                        Derivative      6.                of Underlying     8.       ities     Secur-  of
                    Exer-             4.      Securities      Date              Securities        Price    Bene-     ity:    In-
                    cise     3.       Trans-  Acquired (A)    Exercisable and   (Instr. 3 and 4)  of       ficially  Direct  direct
                    Price    Trans-   action  or Disposed     Expiration Date   ----------------  Deriv-   Owned     (D) or  Bene-
1.                  of       action   Code    of(D)           (Month/Day/Year)            Amount  ative    at End    In-     ficial
Title of            Deriv-   Date     (Instr. (Instr. 3,      ----------------            or      Secur-   of        direct  Owner-
Derivative          ative    (Month/  8)      4 and 5)        Date     Expira-            Number  ity      Month     (I)     ship
Security            Secur-   Day/     ------  ------------    Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    Code V   (A)   (D)      cisable  Date     Title     Shares  5)       4)        4)      4)
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

Series I Warrant    $10.00   11/14/00 P    V   10,000         11/14/00 08/31/03 Common    10,000  n/a      10,000    D
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Series H Warrant    $15.00   06/24/99 P        10,000         06/30/99 06/30/04 Common    10,000  n/a      10,000    D
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Series I Warrant    $10.00   08/08/00 P        10,000         08/14/00 08/31/03 Common    10,000  n/a      10,000    D
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Series I Warrant    $10.00   09/26/00 P        12,500         09/26/00 08/31/03 Common    12,500  n/a      12,500    D
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Series B Preferred
Stock               n/a      05/04/00 P         7,500         06/26/00 n/a      Common     7,500  $10.00    7,500    D
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Series I Warrant    $10.00   01/09/01 P        10,000         01/09/01 08/31/03 Common    10,000  n/a      10,000    D
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Series I Warrant    $10.00   02/14/01 P    V   10,000         02/14/01 08/31/03 Common    10,000  n/a      10,000    D
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Series I Warrant    $10.00   04/03/01      V   22,500         04/03/01 08/31/01 Common    22,500  n/a      22,500    D
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Common Stock        $ 5.80   09/24/01 P    V   34,483         09/21/04 09/17/04 Common    34,483  n/a      34,483    D
Warrant
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Convertible Note    $ 5.80   09/24/01 P    V   34,483         09/24/01 12/31/01 Common    34,483  $200,000 34,483    D
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Common Stock        $11.20   09/24/01 P    V    8,621         09/24/01 09/17/04 Common     8,621  n/a       8,621    D
Warrant
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Common Stock        $ 5.60   11/26/01 P    V   20,000         11/26/01 02/15/02 Common    20,000  n/a      20,000    D
Warrant
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Common Stock
Warrant             $ 5.80   11/20/01          43,604         11/20/01 11/20/04 Common    43,104  n/a      43,104    D
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Convertible Note    $ 5.80   11/20/01          43,104         11/20/01 11/20/04 Common    43,104  $200,000 43,104    D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        $11.60   11/20/01          10,776         11/20/01 11/20/04 Common    10,776  n/a      10,776    D
Warrant
====================================================================================================================================

Explanation of Responses:

Reflects 1-for-10 reverse stock split, effective November 8, 2001.


/s/:  Lionel Goldfrank, III                                     11/28/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.